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                                                                     Exhibit 3.6


                 AMENDMENT TO BYLAWS OF MERCURY AIR GROUP, INC.
                                December 3, 1998

        Mr. Kahn announced to the Board that he wished to make his retirement as Chief Executive Officer of the Corporation effective as of the date of this meeting, that he would remain as Chairman of the Board, and further recommended to the Board that Mr. Czyzyk be appointed by the Board as Chief Executive Officer and President.

        Mr. Kahn requested that an amendment to the Bylaws be made in order to recognize these changes in officers of the Corporation. Mr. Kahn and Mr. Lovett advised the Board that Sections 4.01, 4.06 and 4.06(a) will be amended to recognize Mr. Czyzyk as Chief Executive Officer and President, and also amended to retain Mr. Kahn as Chairman of the Board and direct supervisor of the Chief Financial Officer. Upon a motion duly made and seconded, the following resolution was unanimously adopted:

        WHEREAS, following such clarification, the Board deems it to be in the best interests of the Corporation to appoint Mr. Czyzyk to serve as Chief Executive Officer of the Corporation.

               NOW, THEREFORE, BE IT RESOLVED, that the Bylaws of the Corporation are hereby amended as follows:

               1. Section 4.01 of the Bylaws is hereby amended to read in its entirety as follows:

        "Section 4.01. Number. The officers of the Corporation shall be elected by the Board of Directors and shall be the Chairman of the Board, a Chief Executive Officer (Chief Executive Officer and President), one or more Executive Vice Presidents or Vice Presidents, a Secretary and Chief Financial Officer (Treasurer and Principal Accounting Officer). The Board of Directors may also elect one or more Assistant Secretaries and one or more Assistant Treasurers. Any two offices may be held by the same person, except the offices of Chairman of the Board, Chief Executive Officer and Secretary. No officer need be a director of the Corporation."

               2. Section 4.06 of the Bylaws is hereby amended to read in its entirety as follows:

        "Section 4.06 Chairman of the Board. The Chairman of the Board shall have the following powers and duties:

               (a) He shall be the Chairman of the Corporation, and, subject to the directions of the Board of Directors, shall have general charge of formulating strategic direction for the Corporation, and general supervision over all of the Corporation's officers, employees and agents.



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               (b) He shall supervise the activities of the Chief Financial
        Officer of the Corporation.

               (c) He shall be the Chairman of and shall conduct each Board of Directors meeting."

               3. Section 4.06A is hereby amended to read in its entirety as follows:

                "Section 4.06A Chief Executive Officer/President. The Chief Executive Officer/President of the Corporation shall have the following powers and duties:

               (a) He shall be the Chief Executive Officer and President of the Corporation, and, subject to the directions of the Board of Directors, shall have general charge of the business, affairs and property of the Corporation on a day-to-day basis; charge of implementing strategic direction for the Corporation; and general supervision over all of the Corporation's officers, employees and agents, other than the Chairman of the Board and the Chief Financial Officer.

               (b) At the request of the Chairman of the Board, or in his absence or disability, the Chief Executive Officer shall perform all of the duties of the Chairman of the Board and, when so acting, shall have all of the powers and be subject to all of the restrictions upon the powers of the Chairman of the Board.

               (c) Subject to the direction of the Board of Directors, he shall exercise all powers and perform all duties incident to the office of President of the Corporation, and shall exercise such other powers and perform such other duties as from time-to-time may be assigned to him by the Board. References to the "President" in these Bylaws shall be deemed references to the Chief Executive Officer.

               (d) He shall perform such duties as the Board of Directors shall from time-to-time assign to him."